UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2022

IonQ, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39694	85-2992192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4505 Campus Drive College Park, MD	20740
(Address of principal executive offices)	(Zip Code)

(301) 298-7997

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IONQ	New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	IONQ WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Blake Byers from the Board of Directors

On December 5, 2022, Blake Byers, a Class I director of IonQ, Inc. (the “Company”), informed the Company of his decision to resign from his role on the Company’s board of directors (the “Board”) effective December 7, 2022. Dr. Byers was a member of the Board’s Audit Committee and Nominating and Corporate Governance Committee. Dr. Byers’ decision to resign from the Board was not due to any disagreement with the Company, its management or the Board on any matter relating to the Company’s operations, policies or practices. In connection with his resignation, the Board agreed to accelerate the vesting of stock options and restricted stock units held by Dr. Byers. The Company thanks Dr. Byers for his service on the Board.

Appointment of Wendy Thomas to the Board of Directors

On December 7, 2022, following the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Wendy Thomas to serve as a Class I director of the Company to fill the vacancy created by Dr. Byers’ resignation, and as a member of the Board’s Nominating and Corporate Governance Committee, each effective as of December 8, 2022. Ms. Thomas’ term will expire at the Company’s 2025 Annual Meeting of Stockholders. The Board has determined that Ms. Thomas is “independent” pursuant to the rules of The New York Stock Exchange (“NYSE”) and other governing laws and applicable regulations.

Since September 2021, Ms. Thomas has served as President and Chief Executive Officer of SecureWorks Corp., a publicly listed company. Prior to this, Ms. Thomas served in various other positions at SecureWorks, including as President, Customer Success from April 2020 to June 2021, Chief Product Officer from June 2019 to April 2020, Senior Vice President, Business and Product Strategy from March 2018 to June 2019, Vice President, Strategic and Financial Planning from March 2017 to March 2018 and Vice President, Financial Planning and Analysis from July 2015 to March 2017. Ms. Thomas received an M.B.A. from the Darla Moore School of Business at the University of South Carolina and holds a B.A. in Economics and Foreign Affairs from the University of Virginia.

There is no arrangement or understanding between Ms. Thomas and any other person pursuant to which she was selected as a director, and there is no family relationship between Ms. Thomas and any of the Company’s other directors or executive officers. There are no transactions between Ms. Thomas and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

As a non-employee director of the Company, Ms. Thomas is eligible to receive compensation pursuant to the Company’s Non-Employee Director Compensation Policy, a copy of which was filed as Exhibit 10.34 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Under the terms of this policy, Ms. Thomas will receive an annual base retainer of $30,000 per year for service on the Board, $4,000 per year for service on the Nominating and Corporate Governance Committee and an initial equity award with a dollar-denominated value of $400,000. The initial equity award will consist of a restricted stock units award and an option to purchase shares of the Company’s common stock, each of which will vest over a three-year period, with one-third of the initial grant vesting on each anniversary of the grant date, such that the initial grant is fully vested on the third anniversary of the date of grant, subject to continued board service.

In connection with Ms. Thomas’ election to the Board, the Company and Ms. Thomas entered into the Company’s standard form of indemnification agreement, the form of which was filed as Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (File No. 333-260008), filed with the U.S. Securities and Exchange Commission on October 4, 2021. This agreement requires the Company to indemnify Ms. Thomas, to the fullest extent permitted by Delaware law, for certain liabilities to which she may become subject as a result of her affiliation with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IonQ, Inc.

Dated: December 9, 2022	By:	/s/ Laurie Babinski
Laurie Babinski
General Counsel and Corporate Secretary